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                                                                    Exhibit 99.1

                         SOLECTRON, LUCENT TECHNOLOGIES
                      TO UNWIND OPTICAL SYSTEMS TRANSACTION

For Immediate Release: Oct. 21, 2002

MILPITAS, Calif. -- Solectron Corporation (NYSE: SLR) said today that it has agreed with Lucent Technologies to unwind their outsourcing and asset-purchase transaction involving Lucent's North Andover, Mass., optical networking systems. Last month, Solectron said it was negotiating with Lucent to restructure or rescind the transaction, which was completed May 31, 2002.

Solectron said the companies have reached an agreement in principle and expect to conclude a definitive agreement to unwind the May 31 transaction in the company's fiscal first quarter, which ends in November. Under general terms of the agreement in principle, Lucent will repurchase equipment and unused inventory that Solectron acquired in May. Solectron will continue to produce and support a portion of Lucent's optical networking products through March. Further details about the agreement in principle were not disclosed. The companies are now planning the details of an operational transition, including timing and work-force requirements. Solectron expects to vacate space leased in Lucent's Merrimack Valley facility in North Andover at the end of the transition process.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our intention to unwind the Lucent transaction, the execution of definitive agreements, the terms of the unwinding transaction and the vacating of

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leased space in North Andover, based on current expectations involving a number of risks and uncertainties. Specifically, risks and uncertainties include the continuing negotiation of the detailed terms of the unwinding transaction, the ability to reach agreement on and execute definitive agreements, the expiration or termination of any waiting periods under applicable antitrust laws, and the failure to satisfy other closing conditions contained in the definitive agreements. Solectron's ability to unwind the Lucent optical systems transaction depends on the outcome of its continuing discussions with Lucent. Other potential risks that could cause actual events to differ materially are included in Solectron's filings with the Securities and Exchange Commission, including forms 8-K, 10-K, 10-Q, S-3 and S-4. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOLECTRON

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, Calif., is the first two-time winner of the Malcolm Baldrige National Quality Award. The company had sales of $12.3 billion in fiscal 2002.

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Analyst/Investor Contacts:

Thomas Alsborg, Solectron Corporation, (408) 956-6614 (U.S.), thomasalsborg@ca.slr.com

Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contacts:

Matt Roszell, Solectron Corporation, (408) 586-4031 (U.S.), mattroszell@ca.slr.com

Kevin Whalen, Solectron Corporation, (408) 956-6854
(U.S.), kevinwhalen@ca.slr.com